Exhibit 4.19

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  Distribution and Licence Agreement

between

HELSINN HEALTHCARE SA

and

DARA BIOSCIENCES, INC.

for

GELCLAIR

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THIS AGREEMENT (hereinafter called “Agreement”) is made and effective as of this 7th day of September 2012 (hereinafter called “Effective Date”), between HELSINN HEALTHCARE SA, a corporation organised and existing under the law of Switzerland and having its registered office at Via Pian Scairolo 9, 6912 Lugano, Switzerland (hereinafter called “HHC”) of the one part, and DARA BIOSCIENCES, INC., a corporation organised and existing under the law of North Carolina, USA, and having its registered office at 8601 Six Forks Road, Suite 160, Raleigh, NC 27615, United States of America (hereinafter called “DISTRIBUTOR”), of the other part.

RECITALS

a.
HHC carries on business as a licensing company, product developer and pharmaceutical trader and, in particular for the purpose of this Agreement, has in-licensed from the company Sinclair Pharma pic, United Kingdom and its affiliated companies (hereinafter collectively called “Sinclair”) by means of a Licence Agreement dated June 27th, 2003, as subsequently amended, (hereinafter, the “Sinclair Agreement”) world-wide exclusive rights to use certain patents and know-how to develop, manufacture, have manufactured, register, import, dispose of, or offer to dispose of, offer for sale, market, promote, distribute and sell, directly or indirectly, the Products (as hereinafter defined).

b.
DISTRIBUTOR carries on business as a pharmaceutical company and, in particular for the purpose of this Agreement, represents that it is a reputable and well-established company, having a size and a position on the market adequate to effectively promote, market, distribute and sell the Products (as hereinafter defined) and that it is well connected on the market and has the necessary sales force to successfully sell the Products in the Field throughout the Territory (as hereinafter defined).

c.	The Parties entered on 21st March 2012 into a Secrecy Agreement by means of which HHC disclosed to DISTRIBUTOR confidential information and data relating to the Products.

d.
DISTRIBUTOR now wishes to acquire the right to act as HHC’s licensee and distributor for the Products in the Territory and HHC is willing to so appoint DISTRIBUTOR under the terms and conditions hereinafter set forth.

e.	The Parties agree that this preamble shall be a binding part of this Agreement and that all capitalised terms used in this preamble shall have the meaning as defined in Article 1 hereafter.

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NOW, THEREFORE, the Parties hereby agree as follows:

1.	ARTICLE 1 - DEFINITIONS

The following terms as used in this Agreement have, unless the context clearly indicates otherwise, the following meanings:

1.1
“Accounting Period” means the period beginning on the date of launch with respect to the first Product to be launched and ending on the last day of the following March, June, September or December, as the case may be, and each three-month period thereafter beginning on each April 1, July 1, October 1 and January 1; provided that the final Accounting Period shall end on the date of termination or expiration of this Agreement.

1.2
“Affiliate” means an organisation that, whether now or in the future, controls, is controlled by or is under common control with a Party. For the purposes of this definition, the terms “controls,” “controlled by,” and “under common control with” as used with respect to any Party, means the possession (directly or indirectly) of fifty percent or more of the voting stock or other equity interest of a subject entity with the power to vote, or the power in fact to control the management decisions of such entity through the ownership of securities or by contract or otherwise.

1.3	“Field” means [***].

1.4
“HHC’s Other Distributors” means any distributor and/or licensee appointed by HHC to promote and sell the Products in any country of the world outside the Territory and/or outside the Field in the Territory.

1.5
“Improvements” means all improvements, modifications or developments relating to the Products forms subject of this Agreement, which might improve the quality or consumer acceptance and/or patient compliance of the Products. For clarity, “Improvements” (i) shall not include dosage forms other than those included in the FIRST APPENDIX hereto, and (ii) will be provided by either Party to the other on an “as is” basis and neither Party makes any representations or warranties, express or implied, as to the accuracy or completeness of the Improvements provided to the other Party under this Agreement.

1.6
“Know-how” means valuable, secret and substantial information regarding the Products within the Field, including but not limited to documentation and information on file with any competent Regulatory Authority in support of the Marketing Approval, which may be necessary, useful or advisable to enable DISTRIBUTOR to promote, distribute, market and sell the Products in the Field in the Territory, as far as controlled by or available to, and not prohibited to be disclosed or licensed by, HHC, all as listed in the SECOND APPENDIX hereto and as is or will be specified in the documentation which HHC has delivered or will deliver to DISTRIBUTOR after execution of this Agreement.

1.7
“Marketing Approval” means the authorisations for the sale and marketing of the Products in each country of the Territory granted by the Regulatory Authority, which is legally required to lawfully market and sell the Products in each country of the Territory, including, without limitation, any governmental price approval or reimbursement approved under a national health insurance system.

1.8	“Regulatory Authority” means the competent health/regulatory authorities responsible for the granting and supervision of the Marketing Approvals for medical devices in each country of the Territory.

1.9
“Net Sales” means the gross amounts invoiced by DISTRIBUTOR in respect of sales of the Products in each country of the Territory by DISTRIBUTOR for arm’s length sales to any non- Affiliated third party less the following deductions, to the extent actually made or reasonably accrued and however in an amount not exceeding normal and customary deductions under Generally Accepted Accounting Principles or International Accounting Standards: [***].

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1.10	“Parties” means HHC and DISTRIBUTOR and “Party” means either of them as the context indicates.

1.11
“Patents” means (a) the patents and the patent applications relating to the Products within the Field, licensed to HHC pursuant to the Sinclair Agreement, as listed in the THIRD APPENDIX hereto; (b) all patents in the Territory issuing from said applications; (c) any continuations, continuations-in-part, divisions, patents of addition, utility patents, reissues, renewals, re-examinations, requests for continued examination, registrations, patents of importation or any patent term extensions thereof.

1.12	“Products” means the products identified in the FIRST APPENDIX hereto, for the indications which will be described in the Marketing Approval.

1.13
“Sub-Contractors” means DISTRIBUTOR’S sub-distributors, specialty pharmacy providers, wholesalers, service providers, group purchasing organizations, hospitals, pharmacies, and other health care entities that provide pharmaceutical products to the extent strictly involved in the normal course of DISTRIBUTOR’S business under this Agreement.

1.14	“Territory” means the United States of America, including its territories and possessions.

1.15	“Trademark” means the trademark “GELCLAIR®” which is and shall be HHC’s property.

2.	ARTICLE 2 - GRANT OF RIGHTS AND COMPETITION

2.1
Subject to all terms and conditions of this Agreement, HHC hereby grants DISTRIBUTOR, and DISTRIBUTOR hereby accepts, an exclusive, non-transferable and non-assignable, except (i) as provided at Article 2.7 here below with regard to the distribution of the Products by DISTRIBUTOR’S Sub-Contractors, and (ii) as permitted under Article 20.7 of this Agreement, royalty-bearing licence under the Patents to use the Know-how, to distribute, promote, market and sell the Products in each country of the Territory for the Field.

Moreover, subject to all terms and conditions of this Agreement, HHC hereby grants DISTRIBUTOR, which hereby accepts, an exclusive, non-transferable and non-assignable, except (i) as provided at Article 2.7 here below with regard to the distribution of the Products by DISTRIBUTOR’S Sub-Contractors, and (ii) as permitted under Article 20.7 of this Agreement, royalty-bearing licence to affix the Trademark to the Products and to use it solely in connection with the distribution, promotion, marketing and sale of the Products in the Territory for the Field.

2.2
The exclusivity granted pursuant to this Article 2 means that only DISTRIBUTOR may be licensed by HHC to distribute, promote, market and sell the Products in the Territory for the Field, unless specifically provided for to the contrary under this Agreement.

The Parties acknowledge, however, that HHC has or may have other licensing arrangements outside the Territory, or within the Territory outside the Field, and that Products sold by third parties may enter the Territory and/or the Field.

HHC will use commercially reasonable efforts to include appropriate provisions in any and all agreements with HHC’s Other Distributors prohibiting, to the extent permissible under applicable laws and regulations, distribution of the Products for the Field in the Territory and to seek enforcement of such provisions as and when necessary.

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2.3
DISTRIBUTOR agrees not to market, ship, distribute, promote, sell or otherwise actively put into circulation the Products outside the Territory and to pass on to HHC any request for the Products coming to DISTRIBUTOR from any party in any said country.

DISTRIBUTOR shall use commercially reasonable efforts to include appropriate provisions in any and all agreements with DISTRIBUTOR’S Sub-Contractors, clients, etc. prohibiting, to the extent permissible under applicable laws and regulations, distribution of the Products outside the Territory and/or outside the Field in the Territory, and to seek enforcement of such provisions as and when necessary.

2.4
Throughout the term of this Agreement, DISTRIBUTOR agrees not to, directly or indirectly, research, develop, manufacture, apply for Marketing Approval of, sell, market, promote or distribute in the Territory any product competing with the Products, nor enable or authorize any third party to do so, except with the prior written authorisation of HHC, which authorisation may be withheld by HHC in its sole and absolute discretion. In the event that, at any time throughout the term of this Agreement, DISTRIBUTOR, directly or indirectly, researches, develops, manufactures, applies for Marketing Approval of, sells, markets, promotes or distributes any products competing with the Products, (a) DISTRIBUTOR shall previously inform in writing HHC and -upon written request of HHC- it shall promptly give HHC in writing and under secrecy conditions sufficient evidence that the Know-how is not being used for the development, manufacture, application for Marketing Approval, distribution, promotion, marketing, and/or sale of said competing products; (b) HHC shall have the right to immediately cease supplying the DISTRIBUTOR with any Improvements, notwithstanding the provisions of Article 3.3 hereunder; and (c) HHC shall have the right to vary the exclusive licences granted hereunder into non-exclusive licences by written notice to DISTRIBUTOR. For the purpose of this provision, a product which “competes with the Products” is hereby defined as any product which is used for indications in the Field other than the Products.

2.5
DISTRIBUTOR acknowledges and agrees that it shall not have the right to manufacture, directly or indirectly, the Products. In order to maintain at all times the highest quality for the Products and to ensure a scientifically proper and safe exploitation of the licensed Know-how and Patents and in order to maintain and to protect the goodwill of the Trademark, DISTRIBUTOR undertakes to purchase all of its Products’ requirements exclusively from a source indicated or approved in writing by HHC.

2.6
DISTRIBUTOR acknowledges that there are or there may be different dosage forms, presentations, uses or indications of the Products and that the rights and licences hereby granted by HHC are limited to the Products and to the Field. HHC retains the right to, and shall be free to exploit at its own discretion into and outside the Territory, any and all dosage forms, presentations, uses or indications other than the Products in the Field, in whichever dosage form and/or formulation HHC may deem fit, and DISTRIBUTOR shall have no rights in any respect whatsoever to such dosage forms, presentations, uses and/or indications outside the Field. HHC shall offer to DISTRIBUTOR a first negotiation right for the Territory to distribute, promote, market and sell (i) any new dosage form/s and/or presentation/s of the Products and/or (ii) any new indication/s of the Products becoming available to HHC throughout the term of this Agreement and which HHC is free to offer in the Territory. DISTRIBUTOR shall have a one-month period from notification by HHC to exercise, on an exclusive, basis said first negotiation right and to decide, by written election to HHC, whether it is interested in said new dosage form/s and/or presentation/s and/or indication/s or not. If DISTRIBUTOR decides to exercise said first negotiation right, it shall do so by notifying HHC in writing. Upon notification by DISTRIBUTOR, the Parties shall then enter into exclusive discussions and seek an agreement in good faith on the best steps to be taken and on the timing and resources needed in order to develop, file the relevant application for Marketing Approval and launch said new dosage form/s and/or presentation/s and/or indication/s in the Territory, as well as on the supply price and any other conditions of supply and marketing of said new dosage form/s and/or presentation/s and/or new indication/s, including but not limited to relevant minimum sales obligations. Upon reaching and signing said agreement, this Agreement shall be fully applicable also with respect to said new dosage form/s and/or presentation/s and/or new indications and the definition of “Products” and/or of “Field” as per Articles 1.12 and 1.3 hereabove shall have to be considered and construed as accordingly amended; provided however that in case of any conflict or inconsistency between the terms and conditions of this Agreement and the terms of the agreement signed specifically in relation to the new dosage form/s and/or presentation/s and/or new indications, the terms of said latter agreement shall prevail. If DISTRIBUTOR decides not to exercise said first negotiation right or if an agreement cannot be reached within 6 (six) months from the date of DISTRIBUTOR’S notification of interest to HHC, HHC shall then be free to fully exploit said new dosage form/s and/or presentation/s and/or new indication/s of the Products directly and/or through any third party in the Territory, however under a trademark different from and not confusingly similar to the Trademark.

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2.7
DISTRIBUTOR shall not have the right to sublicense or otherwise transfer any of its rights and/or obligations. Moreover, DISTRIBUTOR shall not have the right to sub-contract any of its rights and/or obligations hereunder. Notwithstanding anything to the contrary, DISTRIBUTOR shall have the right to sub-contract certain of its rights and/or obligations hereunder to its Sub-Contractors. In any such case, DISTRIBUTOR shall be permitted to disclose to said Sub-Contractors such Know-how and other relevant information to the extent strictly necessary and appropriate to correctly carry out the Sub-Contractors’ obligations thereunder, provided that (i) they shall be previously bound in writing to confidentiality and non-use obligations towards DISTRIBUTOR consistent with those provided for in Article 16 below, and (ii) upon HHC’s request, DISTRIBUTOR shall send to HHC a copy of any agreement regarding the Products with any such Sub-Contractors, with the relevant economic terms redacted, for the purpose of enabling HHC to verify compliance with the terms and conditions of this Agreement.

2.8
Except as otherwise provided in this Agreement, DISTRIBUTOR shall not enter into any agreement with third parties with respect to the Products except as may be expressly permitted by HHC hereunder in writing, such permission not to be unreasonably withheld. In any such case, DISTRIBUTOR shall be permitted to disclose to said third party such Know-how and other relevant information to the extent strictly necessary and appropriate to correctly carry out the third party’s obligations thereunder, provided that (i) they shall be bound in writing to confidentiality and non-use obligations towards DISTRIBUTOR consistent with those provided for in Article 16 below and (ii) upon HHC’s request, DISTRIBUTOR shall send to HHC a copy of any such agreement regarding the Products, with the relevant economic terms redacted, for the purpose of enabling HHC to verify compliance with the terms and conditions of this Agreement. Nothing in this Agreement shall be construed as giving DISTRIBUTOR any right to use or otherwise deal with the Know-how, the Patents and/or any other information received hereunder for purposes other than those of distributing, promoting, marketing and selling the Products in the Territory for the Field in accordance with the terms and conditions of this Agreement. In particular, and without limiting the generality of the foregoing, DISTRIBUTOR hereby undertakes not to, directly or indirectly, file any application for the Marketing Approval of any generic version of the Products in the Territory or outside the Territory throughout the term of this Agreement.

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2.9
DISTRIBUTOR shall promptly inform HHC of any misappropriation, or threatened or presumed misappropriation of the Know-how which comes to its attention. HHC will decide on the steps to be taken after having discussed the case with DISTRIBUTOR and DISTRIBUTOR shall assist HHC, bearing exclusively its own reasonable internal costs (where reasonable internal costs in no event shall exceed 10 FTE days) in taking legal action, if deemed necessary by HHC, against such misappropriation.

3.	ARTICLE 3 - EXCHANGE OF INFORMATION AND IMPROVEMENTS

3.1
Throughout the term of this Agreement, HHC shall supply DISTRIBUTOR with any relevant Know-how, in addition to that already supplied at the Effective Date hereof, which may be or become available to HHC and which HHC is free to disclose. Notwithstanding the foregoing, nothing in this Agreement shall require HHC to develop additional Know-how or to obtain additional Know-how from third parties.

In the event that DISTRIBUTOR should require technical assistance in connection with its initial sale of the Products in the Territory, HHC will use its commercially reasonable efforts to assist DISTRIBUTOR for reasonable periods of time and at times convenient to HHC.

3.2
DISTRIBUTOR shall supply HHC in writing or by any other appropriate support, free of charge, with any and all regulatory and marketing information and with any and all clinical or regulatory data relating to the Products, as soon as they are or become available to DISTRIBUTOR throughout the term of this Agreement. DISTRIBUTOR shall communicate any such information and data exclusively to HHC. HHC shall be free to use such information and data for the purpose of its business and to disclose the same to HHC’s Affiliates, to HHC’s Other Distributors and to Sinclair, which in turn shall be free to use them for the purpose of their business outside the Territory and/or outside the Field in the Territory.

3.3
Subject to the provisions of Article 2.4 hereabove, DISTRIBUTOR shall have the right to be licensed, under the terms and conditions of this Agreement, with any Improvement carried out by or which may be discovered, developed, invented or acquired by HHC, for use in accordance with the terms and conditions of this Agreement.

Any Improvement which may be carried out by or which may be discovered, developed, invented or acquired by DISTRIBUTOR, its officers, agents or employees, shall be owned by DISTRIBUTOR and may be used by DISTRIBUTOR, directly and/or through its SubContractors, for the sole purpose of the distribution, promotion, marketing and sale of the Products in the Field in the Territory, in accordance with the terms and conditions of this Agreement. Any such Improvement will be promptly disclosed and is hereby automatically licensed free of charge by DISTRIBUTOR to HHC on an exclusive, irrevocable, perpetual basis (except for DISTRIBUTOR’S activities hereunder) and HHC shall have unrestricted rights to disclose and sublicense the above Improvements to HHC’s Affiliates, to HHC’s Other Distributors and to Sinclair for use outside the Territory and/or outside the Field in the Territory. After termination or expiration of this Agreement for any reason, DISTRIBUTOR (i) shall further grant to HHC an exclusive, irrevocable, perpetual, royalty-free licence to each such Improvement for use also within the Field in the Territory and HHC shall have unrestricted rights to disclose and sublicense such Improvements to HHC’s Affiliates, to HHC’s Other Distributors and to Sinclair also for use within the Field in the Territory, and (ii) shall not grant any licences to Improvements to any third parties. DISTRIBUTOR shall not incur any obligation to any third party which may prohibit or impair its ability to disclose and license Improvements to HHC.

3.4
Subject to Article 3.3 above, all Know-how, Improvements and/or other information and data disclosed to DISTRIBUTOR hereunder are at all times and shall after expiration or termination of this Agreement for any reason remain HHC’s sole and exclusive property (except as regards any Know-how originated by Sinclair and licensed to HHC, which is and remains the exclusive property of Sinclair).

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4.	ARTICLE 4 - MARKETING APPROVAL OF PRODUCTS

4.1	DISTRIBUTOR hereby acknowledges and agrees that:

i.	HHC has represented to DISTRIBUTOR that the Marketing Approval for the Products, for use in the Field as identified at Article 1.3(i) hereabove, already exists and is in the name of HHC,

ii.
HHC has represented to DISTRIBUTOR that at the Effective Date, the Products for use in the Field as identified at Article 1.3(ii) hereabove (i.e. the [***] indication) are under development by HHC for Marketing Approval,

iii.
the development of the Products by HHC for the [***] indication may be interrupted or discontinued by HHC at any time in the event that, in HHC’s reasonable judgement, said development becomes commercially unreasonable or the relevant results may be negative or unfavourable,

iv.
the development work carried out, directly or indirectly, by HHC will not necessarily result in the grant of the Marketing Approval of the Products for use in the [***] indication in the Territory, and

v.
HHC makes no warranty and nothing in this Agreement may or shall be construed as a warranty by HHC that the Products will obtain the Marketing Approval for the [***] indication and DISTRIBUTOR shall have no claims against HHC arising out of any delay or refusal by the Regulatory Authorities to issue the Marketing Approval of the Products for the [***] indication in any way whatsoever.

4.2	HHC shall pay all administrative fees for the maintenance in force of Marketing Approval throughout the term of this Agreement.

4.3
DISTRIBUTOR expressly acknowledges and agrees that HHC is and shall at all times remain the sole and exclusive owner of the Marketing Approval and that ownership of said Marketing Approval and any and all rights, title and interest (including any accompanying goodwill) are, and shall at all times remain, vested in HHC.

4.4
Being understood and agreed between the Parties that nothing in this Agreement shall require HHC to complete the development of the Products for the [***] indication, and subject to the provisions of Article 4.1 (iii) above, HHC shall use its commercially reasonable efforts to obtain the Marketing Approval of the Products in the Territory for the [***] indication within 12 (twelve) months from the date of the relevant application to the competent Regulatory Authority of the Territory. In the event that the Marketing Approval of the Products for the [***] indication is not granted within said term, and the Parties are unable to find an agreement on any extension of said term, HHC shall have the right to delete the [***] indication from this Agreement by written notice to DISTRIBUTOR, it being understood that HHC shall have no obligation, liability or responsibility whatsoever to compensate, indemnify or reimburse DISTRIBUTOR for any payments, damages, losses, costs or expenses incurred by DISTRIBUTOR in connection with this Agreement or with the deletion of said indication and that the payments already effected by DISTRIBUTOR at the effective date of the deletion of the [***] indication pursuant to Article 9 hereunder shall be retained by HHC.

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4.5
If material alterations, modifications or amendments of the Products are imposed by any competent authority as prerequisites for the grant or the continuation of the Marketing Approval of any of the Products, or if Marketing Approval of the Products is suspended or withdrawn by any said authority, either Party shall notify the other Party immediately and the Parties shall endeavour to agree upon a reasonable and mutually acceptable resolution thereof, taking into consideration Sinclair’s position with regard to this issue. In the event that the Parties are unable to agree upon such a resolution, HHC shall have the right at its sole discretion, upon written notice to DISTRIBUTOR, to delete the Product or Products in question from this Agreement or to take any measure which it reasonably deems necessary or advisable and, if necessary, to terminate this Agreement, in which case the consequences provided for at Articles 19.6 and 19.7 hereunder shall apply, being understood that HHC shall have no obligation, liability or responsibility whatsoever to compensate, indemnify or reimburse DISTRIBUTOR for any payments, damages, losses, costs or expenses incurred by DISTRIBUTOR in connection with this Agreement or termination hereof and that [***].

4.6
HHC shall perform and carry out the post Marketing Approval activities connected with Marketing Approval in the Field as described at the FOURTH APPENDIX hereto. All said activities shall be performed by HHC directly or through third parties and DISTRIBUTOR shall render reasonable assistance as may be reasonably required by HHC in this respect.

4.7
DISTRIBUTOR shall copy within 48 (forty-eight) hours and keep HHC fully and timely informed, throughout the term of this Agreement, of all communications received from the Regulatory Authorities of the Territory concerning the Products.

Without prejudice to full compliance by both Parties with any obligations established by applicable laws and regulations of the Territory, any and all communications to the Regulatory Authorities relevant to efficacy, safety and/or tolerability of the Products shall be sent by DISTRIBUTOR only after the relevant contents have been discussed with and approved in writing by HHC. DISTRIBUTOR further undertakes and warrants that it shall at all times strictly comply with any and all laws, rules and regulatory requirements in force in the Territory in connection with the activities, communications and relations contemplated herein and shall be fully responsible towards and hold harmless HHC for any action and/or omission in connection hereto in accordance with the provisions of Article 13 herebelow.

4.8	DISTRIBUTOR shall store and distribute, and shall cause the Products to be stored and distributed according to applicable medical device regulations or any other applicable laws and regulations.

DISTRIBUTOR shall permit HHC and/or any authorised representative or consultant of HHC to enter DISTRIBUTOR’S premises, as well as the premises of DISTRIBUTOR’S Affiliates and/or Sub-Contractors in the Territory, during normal business hours, upon reasonable advance notice, but no more than once per year, except in the event that such inspection is necessary due to regulatory and/or safety issues, and at HHC’s sole cost to audit and verify compliance by DISTRIBUTOR, its Affiliates and Sub-Contractors with regulatory and other requirements in force in the Territory, as well as with this Agreement, with respect to all aspects related to Marketing Approval and to correct and safe storage, distribution, promotion, marketing and sale of the Products in the Territory or in connection with any recall thereof. Such audit shall include, without limitation, the right to examine any internal procedures or records of DISTRIBUTOR, its Affiliates and Sub-Contractors relating to the Products. DISTRIBUTOR shall give and shall cause its Affiliates and Sub-Contractors to give, all necessary assistance for a full and correct carrying out of the audit by HHC. No such monitor and/or audit by HHC shall relieve DISTRIBUTOR, its Affiliates and Sub-Contractors of any of their obligations under this Agreement in any way whatsoever.

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In the event that any Regulatory Authority or any other competent authority of the Territory carries out or gives notice of its intention to carry out any inspection or audit of DISTRIBUTOR, its Affiliates or Sub-Contractors or otherwise takes any action in relation to the Products, DISTRIBUTOR shall immediately notify HHC in full details and shall ensure that HHC shall have the right to be present at and to participate in any such inspection or audit, unless DISTRIBUTOR is prevented from doing so by the competent authority.

4.9
Each Party undertakes to give the other Party full, accurate and prompt information in writing with regard to (i) adverse events associated with the use of the Products, whether or not ascertained to be definitely attributable to the Products and (ii) any malfunction, failure or deterioration in the characteristics and/or performance of a device as well as any inadequacy in the labelling or the instructions for use which, directly or indirectly, might lead to, or have led to, the death of a patient, or user or of other person or to a serious deterioration in their state of health, in strict accordance with the procedures and rules established in the FIFTH APPENDIX attached to this Agreement.

4.10
DISTRIBUTOR shall collaborate with and assist HHC for the purpose of obtaining marketing approval for the Products outside the Territory and/or, outside the Field in the Territory. Such collaboration and assistance shall include, but not be limited to, doing all such acts as may be reasonably required by HHC for the purpose of permitting access and maximum use by HHC, including HHC’s free and unrestricted right to disclose any such documentation and results to HHC’s Other Distributors, of the documentation and results of the development work on the Products carried out by DISTRIBUTOR pursuant to Article 5.3 here below.

4.11	In the event of a recall, complaint, product withdrawal relevant to the Products marketed by DISTRIBUTOR in the Territory, the Parties shall strictly comply with the following procedures and rules:

4.11.1
DISTRIBUTOR shall within 48 (forty eight) hours inform HHC of any event, including but not limited to product complaint, that might require the necessity of initiating a product recall or market withdrawal. DISTRIBUTOR acknowledges and accepts that the final decision on any recall and/or market withdrawal shall be taken by HHC under its own responsibility. Notwithstanding the above, DISTRIBUTOR shall co-operate in good faith with HHC to help HHC in deciding whether or not such actions need to be implemented.

4.11.2
In any event, with respect to any recall or product withdrawal, HHC shall be responsible for and shall make, in co-operation with DISTRIBUTOR, all contacts with the Regulatory Authorities in accordance with the terms and conditions of this Agreement and DISTRIBUTOR shall co-ordinate all the necessary activities in connection with such recall or product withdrawal in the Territory.

4.11.3
DISTRIBUTOR shall comply with HHC’s reasonable and lawful instructions in connection with the Products’ recall and/or withdrawal and shall provide HHC with a document that demonstrates that it is reasonable to assume that the Products subject of the recall or market withdrawal have been removed and proper disposition or corrections have been made.

4.11.4
If a recall or product withdrawal is necessary for any reason, HHC and DISTRIBUTOR shall each bear the costs of the recall in proportion to each Party’s responsibility for the error necessitating the recall, including but not limited to costs associated with defending or settling claims for product liability, receiving and administering the recalled Products and notification of the recall to those persons whom the Parties deem appropriate.

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4.11.5
Without prejudice to reporting obligations towards Regulatory Authority provided for herein and/or established by applicable laws and regulations, all communications relating to any recall or product withdrawal shall be kept confidential in accordance with the provisions of Article 16 of this Agreement.

5.	ARTICLE 5 - POST-MARKETING APPROVAL DEVELOPMENT

5.1
HHC shall use its commercially reasonable efforts to carry out any further regulatory trial which may be requested by any Regulatory Authority in the Territory for the maintenance of the Marketing Approval.

5.2
DISTRIBUTOR may perform Product trials for the purpose of appropriately and effectively promoting, marketing, distributing and selling the Products in the Territory, subject to the provisions of Article 5.3 below. Notwithstanding the foregoing, any Product trials required to maintain, or reinstate Marketing Approval will be the sole responsibility of HHC, as provided at Article 4.6 here above.

5.3
DISTRIBUTOR shall not undertake nor carry out any Product trial without the prior written approval of HHC. DISTRIBUTOR may perform and fund any trials mentioned at Article 5.2 hereabove in accordance with a development plan to be agreed upon in advance with HHC and HHC shall provide to DISTRIBUTOR free of charge any reasonable quantities of Products necessary to carry out said trials. All relevant protocols shall have to be discussed with and approved in writing by HHC. Any and all data, information and know-how, whether patentable or not, arising from said trials will be promptly disclosed and is hereby automatically licensed free of charge to HHC on an exclusive basis even as to DISTRIBUTOR (except for those DISTRIBUTOR’S activities described herein) and HHC shall have unrestricted rights to disclose and sublicense any and all said data, information and know-how to HHC’s Affiliates, to HHC’s Other Distributors and to Sinclair for use outside the Territory and/or outside the Field in the Territory. DISTRIBUTOR shall have the exclusive right to use any and all said data, information and know-how for the distribution, promotion, marketing and sale of the Products in the Territory for the Field in accordance with the terms and conditions of this Agreement. In addition, HHC shall use commercially reasonable efforts to put at DISTRIBUTOR’S disposal for use in the distribution, promotion, marketing and sale of the Products in the Territory for the Field in accordance with the terms and conditions of this Agreement, any post-registration trial carried out by HHC’s Other Distributors with regard to the Products.

6.	ARTICLE 6 - TRADEMARK OF PRODUCTS

6.1	The Products shall be distributed, promoted, marketed and sold by DISTRIBUTOR in the Territory exclusively under the Trademark.

6.2
DISTRIBUTOR shall use the Trademark exclusively in connection with and for the purpose of the distribution, promotion, marketing and sale of the Products in the Field in the Territory, complying with all applicable laws and regulations. DISTRIBUTOR acknowledges that it shall be entitled to no rights whatsoever in the Trademark except as is specifically granted pursuant to this Agreement and then only to the extent of the express grant.

6.3
HHC’s trade name and logo shall appear on all Products packaging, labels and inserts and other materials which DISTRIBUTOR uses for the distribution, promotion, marketing and sale of the Products in such form and manner as shall be approved by HHC in writing.

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6.4
DISTRIBUTOR shall make no use of the Trademark except in the form and with the graphics authorised in advance by HHC in writing. DISTRIBUTOR shall for each use feature a prominent notice and acknowledgement of the registered Trademark ownership and license by HHC in conjunction with all usage of the Trademark. HHC shall have the right to review and approve all intended uses of the Trademark in any packaging, inserts, labels, promotional or other materials relating to the Products prior to actual use thereof.

6.5
DISTRIBUTOR will not alter, obscure, remove, conceal or otherwise interfere with any markings, names, labels or other indications of the source of origin of the Products which may be placed by HHC on the Products.

6.6
DISTRIBUTOR will not use nor apply for registration of any trademarks, trade-names, domain names, logos or designs in connection with the Products, nor shall it use or apply for registration of any trademarks, trade-names, domain names, logos or designs which include the Trademark, alone or in combination, in or outside the Territory, without the prior written authorisation of HHC, which authorisation HHC may withhold in its sole and absolute discretion.

6.7
Nothing contained in this Agreement shall be construed as giving DISTRIBUTOR a right to use the Trademark or portions thereof or any word confusingly similar to the Trademark or the name “Helsinn” as DISTRIBUTOR’S corporate name or any part thereof. Throughout the term of this Agreement and thereafter, DISTRIBUTOR shall not use nor apply for registration of, any mark, logo, design or domain name, in or outside the Territory, which is, or is likely to be, confusingly similar to, or could cause deception or mistake with respect to, the Trademark and/or to the name “Helsinn” in relation to any pharmaceutical or chemical or healthcare product or service.

6.8
Subject to applicable laws, nothing contained in this Agreement shall be construed as giving DISTRIBUTOR the right to use the Trademark outside the Territory or for any other product than the Products and HHC may use, or licence other to use, the Trademark in all jurisdictions outside the Territory.

6.9	The Trademark shall always be used together with the sign “R” or the sign “TM” or such other customary symbol or legend as directed by HHC.

6.10
DISTRIBUTOR recognises the exclusive rights of HHC regarding the Trademark and acknowledges that it shall not acquire any rights in respect of the Trademark of HHC in relation to the Products or of the goodwill associated therewith and that all such rights and goodwill are, and shall at all times remain, vested in HHC. DISTRIBUTOR shall, if requested by HHC, execute an assignment to HHC of rights in respect of the Trademark and/or of the goodwill associated therewith.

6.11
HHC shall keep in force the Trademark by paying the necessary fees throughout the term of this Agreement and by using all reasonable efforts to defend any action or proceeding for cancellation of the Trademark, bearing the whole cost thereof and DISTRIBUTOR shall render any reasonable assistance in this respect.

6.12
DISTRIBUTOR shall promptly notify HHC of any threatened or presumed significant counterfeits, copies, imitations, simulations of, or infringement upon, the Trademark or the name “Helsinn” or of any other act of unfair competition which comes to its attention. HHC will decide on the steps to be taken after having discussed the case with DISTRIBUTOR and DISTRIBUTOR shall give its full co-operation therefor. HHC shall bear all the costs of any action which has been taken for defending the Trademark and shall be entitled to retain any indemnification, damages and/or compensation paid by third persons in this respect.

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6.13
DISTRIBUTOR acknowledges that HHC has no adequate remedy under this Agreement or at law in the event that DISTRIBUTOR were to use the Trademark in a manner not authorised by this Agreement and that HHC would, in such circumstances, be entitled to specific performance, injunctive or other equitable relief, including interlocutory and preliminary injunctive relief. DISTRIBUTOR also acknowledges that HHC’s rights and remedies under this Agreement and under the law are intended to be cumulative, and not mutually exclusive.

7.	ARTICLE 7 - SUPPLY OF PRODUCTS

7.1
DISTRIBUTOR shall, at least three months in advance of the first launch of the Products, supply HHC and/or HHC’s nominee in writing with a purchase forecast for the Products for the next four Accounting Periods. Any such forecast shall be deemed to be a binding order by DISTRIBUTOR for the first of the four Accounting Periods. Moreover DISTRIBUTOR shall issue its firm orders relevant to the three following Accounting Periods at least 90 (ninety) days in advance of the requested delivery date and, at the time of placing such firm order, it shall supply HHC and/or HHC’s nominee with its purchase forecast for the four Accounting Periods following the Accounting Period for which the firm order is being placed, the forecast for the first of the four Accounting Periods being binding, so as to maintain at all times a rolling twelve-month purchase forecast and shall promptly notify HHC and/or HHC’s nominee of any projected changes to the non-binding portion thereto.

7.2
The Products will be supplied by HHC or a HHC’s nominee to DISTRIBUTOR only against DISTRIBUTOR’S written order and all orders shall be subject to written acceptance and confirmation by HHC or HHC’s nominee before becoming binding.

Each order by DISTRIBUTOR shall be for a minimum quantity corresponding to:

(i)
[***] boxes of Product No. 1 (i.e. box of 15 sachets of 15ml each) or [***] sachets of 15ml each, or multiples thereof, to be packed by HHC or its nominee in boxes of 15 sachets and/or in boxes of 4 sachets according to appropriate instructions to be given by DISTRIBUTOR along with the relevant order, limited to the first calendar year from the Effective Date of this Agreement, and

(ii)
[***] boxes of Product No. 1 (i.e. box of 15 sachets of 15ml each) or [***] sachets of 15ml each, or multiples thereof, to be packed by HHC or its nominee in boxes of 15 sachets and/or in boxes of 4 sachets according to appropriate instructions to be given by DISTRIBUTOR along with the relevant order starting from the second calendar year and throughout the term of this Agreement.

It being understood and agreed between the Parties that with regard to each Product order passed by DISTRIBUTOR to HHC according to the provisions of this Article 7.2, HHC or its nominee shall deliver to DISTRIBUTOR certain quantities of Product No. 2 (i.e. sample box of 4 sachets of 15ml each) up to a maximum of 10% (ten percent) of each said Product order, unless otherwise expressly agreed between the Parties in writing.

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HHC or HHC’s nominee shall use commercially reasonable efforts to execute all orders received and accepted pursuant to this Article (i) within 120 (one hundred and twenty) days from the approval by HHC of the artwork and all electronic files for printing packs, package inserts, leaflets and labels with regard to the first Product order and (ii) within 90 (ninety) days from the date of acceptance of the relevant order by HHC or HHC’s nominee with regard to any subsequent Product orders. In each twelve-month period, DISTRIBUTOR’S firm orders shall be at least 80% (eighty percent) and not more than 120% (one hundred and twenty percent) of its initial forecast of Products for the three non-binding Accounting Periods as per Article 7.1 hereabove. HHC or HHC’s nominee shall have no obligation to supply more than 100% (one hundred percent) of DISTRIBUTOR’S initial forecast of Products within the applicable Accounting Periods. However, in the event that, in any Accounting Period, DISTRIBUTOR’S orders are more than 100% (one hundred percent) of the relevant forecasts, HHC or HHC’s nominee agrees to use commercially reasonable efforts to supply DISTRIBUTOR with up to 120% (one hundred and twenty percent) of DISTRIBUTOR’S forecast of Product during said Accounting Period, on condition however that this shall not hamper, delay or otherwise prejudice supplies of Products to any other of HHC’s or HHC nominee’s customers. DISTRIBUTOR shall keep throughout the term of this Agreement a stock of Products adequate to meet market demand and to cover possible shortages in the supplies of Products, such stock to approximately correspond at least to three-month average sales.

DISTRIBUTOR hereby acknowledges and agrees that any and all HHC or HHC’s nominee Products deliveries will be made with a Products quantity tolerance of +/- 10% (ten percent) with respect to the Products quantity ordered from time to time by DISTRIBUTOR and accepted by HHC.

7.3
Any purchase order or acknowledgement thereof, whether printed, stamped, typed or written, shall be governed by the terms and conditions of this Agreement and none of the provisions of such purchase order or acknowledgement thereof shall be applicable, except those specifying quantity ordered, delivery dates and invoice information, and with respect to those specifications only to the extent that they are in compliance with the terms and conditions of this Agreement. To the extent there is any discrepancy between this Agreement and any purchase order or acknowledgement thereof, this Agreement will control.

7.4
All orders of Products shall be delivered EXW Lecco, Italy (Incoterms 2010) to DISTRIBUTOR at the address stated in Article 20.3, or at such other address as may be agreed in writing by the Parties. DISTRIBUTOR shall be solely responsible for all customs clearance of, and import/export regulations for, the Products and it shall bear and pay all taxes, duties, levies and other charges imposed by reason of its purchase, import and resale of the Products.

7.5
HHC shall manufacture the Products, or shall cause the Products to be manufactured, in accordance with the quality system as required by the medical device applicable regulations and with applicable specifications.

7.6
Each batch of Products shall be delivered by HHC or HHC’s nominee accompanied by appropriate certificate of analysis, attesting the compliance of each relevant batch with the specifications for said Products provided by HHC to DISTRIBUTOR, to the extent they are approved in the Marketing Approval issued for the Products in the Territory. DISTRIBUTOR shall carry out appropriate visual inspection of the Products, as well as any other analysis which DISTRIBUTOR may deem appropriate or necessary, upon receipt of the Products in the Territory. Should it occur that any batch of Products does not meet said approved specifications, DISTRIBUTOR shall, as soon as possible and in any case (i) within 30 (thirty) days after receipt of the Products, with regard to evident defects, and (ii) as soon as reasonably possible and in any case within 180 (one hundred eighty) days after receipt of the Products, with regard to latent defects, give notice in writing to HHC specifying in detail the claimed non-conforming characteristics of the Products. In the absence of DISTRIBUTOR’S notification within the said term, DISTRIBUTOR shall be deemed to have given an unqualified acceptance of such Products and to have waived all of its claims of any kind with respect thereto, without prejudice however to the provisions of Article 13.2 hereunder. Should HHC recognise that such Products delivered to DISTRIBUTOR do not meet the specifications, and provided DISTRIBUTOR demonstrates that the Products have been properly handled and stored after delivery, HHC or HHC’s nominee shall replace, at its own cost, such Products, being understood that HHC or HHC’s nominee total responsibilities hereunder shall be limited to said replacement of Products. Should HHC not be in agreement with DISTRIBUTOR’S claim of defect, a sample of the alleged defective Products shall be submitted for analysis to a laboratory to be agreed between DISTRIBUTOR and HHC in writing. The decision of such laboratory shall be final and binding for both DISTRIBUTOR and HHC and the corresponding expenses will be paid by the Party found to be in error.

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7.7
HHC shall at any time be free to determine the manufacturer and the place of manufacture of the Products, subject however to applicable laws and regulations and to compliance with this Agreement. In no event shall DISTRIBUTOR be entitled to manufacture any Products by virtue of this Agreement. HHC shall permit DISTRIBUTOR’S quality control representatives, at reasonable times and on reasonable notice but not more than once a year, to inspect those areas of HHC’s or HHC’s nominee’s (subject in this case to prior approval of any said HHC’s nominee) production facilities where the Products are manufactured for the purpose of verifying compliance of the manufacturing procedures with the quality system as required by the medical device applicable regulations.

7.8
DISTRIBUTOR shall not make alteration or permit alterations to be made to the Products. DISTRIBUTOR shall store and distribute the Products, and shall cause the Products to be stored and distributed, according to applicable medical device regulations or any other applicable laws and regulations. DISTRIBUTOR shall permit HHC’s representatives, during normal business hours, upon reasonable advance notice in writing, at HHC’s sole cost, and no more than once per year, except in the event that such inspection is necessary due to regulatory and/or safety issues, to inspect those areas of the premises of DISTRIBUTOR, its Affiliates and its distributors where the Products are inspected, analysed or stored, for the purpose of verifying compliance with applicable laws and regulations as well as with this Agreement. Such inspection shall include, without limitation, the right to examine any relevant internal procedures or records of DISTRIBUTOR, its Affiliates and distributors. DISTRIBUTOR shall give and shall cause its Affiliates and distributors to give, all necessary assistance for a full and correct carrying out of the inspection by HHC. No such inspection by HHC shall relieve DISTRIBUTOR, its Affiliates and distributors of any of their obligations under this Agreement in any way whatsoever.

7.9
The Products shall be supplied by HHC or HHC’s nominee in finished packed form, inclusive of leaflet, ready for distribution. Based upon indications, box design and measurements provided by HHC or HHC’s nominee to DISTRIBUTOR, artworks and all necessary electronic files for printing packs, package inserts, leaflets and labels will be prepared and supplied by DISTRIBUTOR, at its expense, to HHC and shall have to be approved by HHC before first printing and use thereof, such approval not to be unreasonably withheld; it being understood and agreed between the Parties that each box of Product No. 2 (i.e. box of 4 sachets of 15ml each) shall display on the relevant packaging the notice “SAMPLE - NOT FOR SALE”. Any relevant change shall have to be communicated by DISTRIBUTOR at least 6 (six) months in advance of its enforcement. The costs relevant to the change, including costs relevant to repackaging or disposal of Products in stock at HHC or HHC’s nominee, (i) shall be borne by the Party requesting the change, or (ii) shall be borne by HHC in the event that the change is required by any regulatory authority, or (iii) shall be shared between the Parties in the event that the change is jointly deemed advisable by the Parties.

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8.	ARTICLE 8 - PRICE AND TERMS OF PAYMENT

8.1	As of the Effective Date, the prices of the Products to DISTRIBUTOR are set forth in the SIXTH APPENDIX hereto. [***].

8.2
Any payment by DISTRIBUTOR for the delivered Products shall be effected by wire transfer of immediately available funds to an account designated in writing by HHC in US Dollar within 30 (thirty) days from the date of the relevant invoice and be deemed paid when freely received. DISTRIBUTOR shall bear all costs and expenses in connection with effecting payments. Without prejudice to the provisions of Article 19.1 hereunder and to any other remedy which may be available to HHC in accordance with this Agreement and/or applicable law, [***].

8.3	DISTRIBUTOR shall [***].

8.4	In the event that, at any time throughout the term of this Agreement, [***]

9.	ARTICLE 9 - COMPENSATIONS BY DISTRIBUTOR

9.1
As partial consideration for the rights granted and information disclosed under this Agreement, DISTRIBUTOR shall pay to HHC a total amount of [***] which shall be paid according to the following instalments:

[***].

The above milestone payments shall be paid by DISTRIBUTOR to HHC by wire transfer of immediately available funds to an account designated in writing by HHC, within 30 (thirty) days from the date of the relevant invoice.

9.2
In addition to the above milestone payments, DISTRIBUTOR shall pay to HHC the following sales performance payment, which shall not be refundable nor creditable towards future royalties and which shall be paid upon the first occurrence of the event described below with respect to the Net Sales of the Products made by DISTRIBUTOR in the Territory:

[***].

The above sales performance payment shall be paid by DISTRIBUTOR to HHC by wire transfer of immediately available funds to an account designated in writing by HHC, within 30 (thirty) days from the date of the relevant invoice.

9.3
In addition to the milestone and sales performance payments described, respectively, at Articles 9.1 and 9.2 above, DISTRIBUTOR shall pay to HHC a royalty of [***] on all Net Sales throughout the term of this Agreement. It is expressly agreed that if the Know- how becomes publicly known other than by action of HHC, said royalty shall continue to be payable throughout the term of this Agreement, without prejudice to the payment to HHC of additional damages in case the Know-how becomes publicly known by the action of DISTRIBUTOR, directly and/or through any third party.

9.3.1
Royalties due by DISTRIBUTOR pursuant to this Article shall accrue in US Dollar and payments shall be made in US Dollar by wire transfer of immediately available funds to an account designated in writing by HHC within 30 (thirty) days from the date of the relevant invoice, after the end of each Accounting Period, in respect of the Net Sales achieved in that Accounting Period. Without prejudice to HHC’s right to be paid in accordance with the provisions hereof as well as to any other remedy which may be available to HHC in accordance with this Agreement and/or applicable law, [***].

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9.3.2
For the purpose of computing the volume of the Net Sales, the Products shall be deemed to have been sold by DISTRIBUTOR on the date of invoicing or on the date of delivering, whichever is first to occur, the same to the customer by DISTRIBUTOR, and no deduction shall be made for bad or doubtful debts arising in connection therewith.

9.4
DISTRIBUTOR will add Value Added Tax (VAT) if any, as and where provided by law, to all the payments rendered and pay such VAT directly to the competent authorities under its own responsibility, or, where so provided by law, mark the payments with the notice: “VAT zero rated”, stating the title of the exemption or exclusion.

9.5
If any official authorisation shall be required to enable DISTRIBUTOR to effect any payments of compensations due and payable hereunder, DISTRIBUTOR shall use its best efforts to secure such authorisation within the times stipulated in this Article, and in the event that by reason of such authorisation not having been granted the payment is delayed beyond the times so stipulated, DISTRIBUTOR shall so advise HHC and shall effect payment by any other lawful means indicated by HHC; failing such indications, DISTRIBUTOR shall effect payment within 15 (fifteen) days of such authorisation being granted [***].

9.6	[***].

9.7	DISTRIBUTOR shall [***].

9.8	[***].

10.	ARTICLE 10 - MARKETING AND SALE OF PRODUCTS

10.1
DISTRIBUTOR hereby undertakes that it will launch the Products in the Field in the Territory as soon as possible and in any case (i) no later than 6 (six) months from the Effective Date, with respect to all indications described at Article 1.3 hereabove other than the [***] indication, and (ii) no later than 6 (six) months from the obtainment, by HHC, of the Marketing Approval for the [***] indication. DISTRIBUTOR shall promptly communicate in writing each launching date to HHC.

10.2
DISTRIBUTOR shall be entitled to resell the Products to its customers in the Territory at such prices as it may determine subject to all applicable laws of the Territory. DISTRIBUTOR shall keep HHC fully and timely informed on the price structure of the Products in the Territory and shall promptly notify any change thereof.

10.3
DISTRIBUTOR hereby undertakes and warrants that it shall distribute, promote, market and sell the Products throughout the Territory under its corporate name and responsibility and that it will bear the whole cost thereof. DISTRIBUTOR also undertakes and warrants that distribution, promotion, marketing and sale of the Products in the Territory shall fully comply with all laws, regulations and requirements at any time being in force in the Territory and shall be fully consistent with the conditions and requirements of the Marketing Approval.

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10.4
DISTRIBUTOR shall, and procures that its Sub-Contractors shall, promote and distribute the Products in accordance with the international Product profile and positioning approved in writing by HHC and shall regularly supply HHC not later than September 15 in each year throughout the term of this Agreement with its marketing and promotion plans, which shall have to be approved by HHC in writing before use thereof, such approval not to be unreasonably withheld. A marketing strategy for the Products shall be developed and prepared by DISTRIBUTOR consistently with the Marketing Approval as well as in accordance with the international profile of the Products as provided by HHC, and shall have to be discussed with and approved in writing by HHC before implementation thereof, such approval not to be unreasonably withheld. HHC will provide feedback on DISTRIBUTOR’S marketing strategy within 10 (ten) business days of receipt. DISTRIBUTOR shall keep HHC regularly and fully informed on all its promotional and marketing activities in the Territory regarding the Products and regular meetings shall be organised between the Parties in order to discuss any and all aspects relevant to the promotion and marketing of the Products in the Territory.

10.5
Marketing, advertising and promotional materials concerning the Products and training manuals for DISTRIBUTOR’S medical representatives shall be developed and prepared by DISTRIBUTOR at its own expenses and in co-ordination with HHC which shall render reasonable assistance in this respect, including the opportunity to review and comment the contents of such materials. Any and all said materials and manuals may be used by DISTRIBUTOR only upon prior written approval of the same by HHC, such approval not to be unreasonably withheld.

10.6
DISTRIBUTOR shall promptly supply HHC free of charge with PDF copies, in accordance with HHC’s reasonable requests, of all marketing, advertising and promotional materials relevant to the Products and of the training manuals for its medical representatives and HHC shall have the free unrestricted right to use, directly or indirectly, any such material for its business outside the Territory and/or, outside the Field in the Territory.

10.7
DISTRIBUTOR undertakes to develop and exploit the market for the Products in the Field throughout the Territory. Throughout the term of this Agreement, DISTRIBUTOR shall, at its own expense, maintain an active sales organisation for marketing and selling the Products in the Field throughout the Territory, continuously maintain an adequate and representative stock of the Products to meet market demand in the Territory and use its commercially reasonable efforts to effectively distribute, advertise, market, sell and promote the sale and use of the Products in the Field throughout the Territory. In particular, and without limiting the generality of the foregoing obligations, DISTRIBUTOR shall perform at least the promotion and marketing activities described in the SEVENTH APPENDIX hereto and shall secure annual minimum sales of the Products, in units (i.e. sachets of 15ml each), in the Territory, in each calendar year throughout the term of this Agreement starting from [***], corresponding to at least [***] of the following sales forecasts:

[***]

10.8
DISTRIBUTOR shall, before September 15th in each year throughout the term of this Agreement, provide HHC with an annual sales forecast in units for each of the Products. It is also agreed that DISTRIBUTOR shall develop and supply HHC with sales forecast for 3 (three) years in units for each of the Products, starting from September 2012 and revised annually. These sales forecasts are non-binding.

10.9
DISTRIBUTOR shall make clear in all dealings with its customers and prospective customers that it is acting as distributor of the Products in its own name and for its own account as an independent contractor and not as agent of HHC.

10.10
The final package of the Products, as well as any change thereof, shall be discussed in good faith by the Parties and shall have to be previously approved in writing by HHC, such approval not to be unreasonably withheld.

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10.11
All packaging, insert sheets, labels, advertising and other materials relevant to the Products shall bear the notice “Distributed under licence of Helsinn Healthcare SA, Switzerland”, in such form and manner as HHC may deem appropriate subject to any applicable regulatory requirements in the Territory.

10.12
DISTRIBUTOR shall not in any way place on the internet any information in any way connected with the Products, the Trademark and/or HHC without the prior written authorization of HHC and shall promptly delete from any website under DISTRIBUTOR’S control any information on and/or reference to the Products, the Trademark and/or HHC upon HHC’s request and/or upon expiration or termination of this Agreement.

The domain name of any website relevant to the Products, the Trademark and/or HHC shall be registered and owned by HHC. For the purpose of promoting and improving the information, awareness and knowledge of the Products in the Territory, HHC will grant DISTRIBUTOR the right to operate a website under a domain name registered by HHC and relevant to the Trademark, subject to terms and conditions to be defined by separate domain name license agreement.

In case any local law or regulation requires the domain name of any website relevant to the Products, the Trademark and/or HHC to be in the name of the DISTRIBUTOR, in such case the domain name shall be registered in the name of the DISTRIBUTOR and the relevant contents and any modifications thereof shall in any case have to be approved by HHC and shall be the exclusive property of HHC.
Any domain name relevant to the Products, the Trademark and/or HHC which has been registered in the name of DISTRIBUTOR to comply with local regulations as described above shall be promptly cancelled or transferred to HHC or HHC’s nominee, free of charge, upon expiration or termination of this Agreement for any reason.

11.	ARTICLE 11 - RECORDS AND REPORTS

11.1
DISTRIBUTOR shall submit to HHC together with each royalty payment a written royalty statement signed by a responsible officer of DISTRIBUTOR which shall show on a monthly basis the units of Products sold or otherwise disposed of by DISTRIBUTOR, the unit price, the gross sales and the Net Sales of each of the Products, its stock of Products, the quantity of distributed free medical samples, a detailed listing of any and all discounts granted and any other relevant information in details sufficient to permit to HHC to determine and verify the Net Sales and the royalties due to HHC, being understood that the monitoring and reporting system hereby established shall not interfere with the right of the DISTRIBUTOR to set the resale price of the Products in the market of the Territory. Throughout the term of this Agreement and for a period of at least 3 (three) years thereafter, unless in dispute, in which event they shall be kept until said dispute is settled, DISTRIBUTOR shall keep complete and accurate books, records and accounts in accordance with sound accounting practice covering all its operations hereunder as necessary to determine and verify the units of Products sold or otherwise disposed of by DISTRIBUTOR, the gross sales and the Net Sales and the amount of royalties due to HHC. HHC shall have the right, upon reasonable notice, during business hours, at any time throughout the term of this Agreement and for a period of three years thereafter, but no more than once per year, to have such books, records and accounts inspected and audited by an independent certified public accountant to be nominated by HHC and reasonably acceptable to DISTRIBUTOR. DISTRIBUTOR shall fully co-operate with the independent certified public accountant and make available all work papers and other information reasonably requested in connection herewith. In the event the inspection or audit reveals that DISTRIBUTOR’S reports are not in accordance with actual sales and that an underpayment has occurred, DISTRIBUTOR (i) shall immediately pay to HHC any underpaid royalties [***] of the date HHC delivers to DISTRIBUTOR the relevant inspection or audit report, and (ii) shall bear all the costs of the inspection or audit and [***]. In the event that the inspection or audit reveals an overpayment by DISTRIBUTOR, [***].

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11.2
Within 10 (ten) days from the end of each month throughout the term of this Agreement, DISTRIBUTOR shall supply HHC with a written report showing the units of Products sold and the units of free medical samples distributed during such month in the Territory.

11.3
DISTRIBUTOR shall promptly provide HHC with written reports of any importation or sale of any preparation for the Field in the Territory of which DISTRIBUTOR has knowledge from any source other than HHC, as well as with any other information which HHC may reasonably request in order to be updated on the market conditions in the Territory.

12.	ARTICLE 12 - REPRESENTATIONS AND WARRANTIES

12.1	HHC hereby represents and warrants to DISTRIBUTOR as follows:

12.1.1
HHC has been duly organised and is validly existing as a corporation in good standing under the laws of Switzerland. HHC has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

12.1.2
The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, by HHC have been duly and validly authorised by all requisite corporate actions.

12.1.3	The persons executing this Agreement on behalf of HHC are duly authorised to do so and by so doing have bound HHC to the terms and conditions of this Agreement.

12.1.4
HHC has received no notice from any of its licensors under the Sinclair Agreement that it is in material breach of any of its obligations under the Sinclair Agreement, and it is not aware of any material breach of the Sinclair Agreement.

12.1.5
HHC has licensed sufficient rights to the Products, Patents and Know-how received under the Sinclair Agreement for it to grant all rights granted hereunder to DISTRIBUTOR and, other than the grant of licence to third parties manufacturer, HHC has not assigned and/or granted licenses to the Patents or Know-how in the Territory for the Field, or entered into any inconsistent prior obligations, to any other person or entity that would restrict or impair the rights granted hereunder to DISTRIBUTOR.

12.1.6	the Marketing Approval for the Products, for use in the Field as identified at Article 1.3(i) hereabove, already exists and is in the name of HHC.

12.1.7
at the Effective Date, the Products for use in the Field as identified at Article 1.3(ii) hereabove (i.e. the [***] indication) are under development by HHC for Marketing Approval, however nothing in this Agreement shall be deemed as an obligation of HHC to complete the development of the Products for the [***] indication and DISTRIBUTOR shall have no claims against HHC if said development is interrupted or discontinued by HHC at any time, as provided at Article 4.1 (iii) here above.

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12.2	DISTRIBUTOR hereby represents and warrants to HHC that:

12.2.1
DISTRIBUTOR has been duly organised and is validly existing as a corporation in good standing under the laws of North Carolina, United States of America. DISTRIBUTOR has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

12.2.2
The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, by DISTRIBUTOR have been duly and validly authorised by all requisite corporate actions.

12.2.3	The persons executing this Agreement on behalf of DISTRIBUTOR are duly authorised to do so and by so doing have bound DISTRIBUTOR to the terms and conditions of this Agreement.

12.2.4
The execution, delivery and performance by DISTRIBUTOR of this Agreement requires no action by or in respect of, or consent or approval of, or filing with, any governmental authority, except the Marketing Approval.

12.2.5
There is no action, suit, investigation or proceeding pending against, or to the knowledge of DISTRIBUTOR, threatened against or affecting, DISTRIBUTOR before any court, arbitrator or any governmental authority, including but not limited to Regulatory Authority, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, and, to the knowledge of DISTRIBUTOR, there is no reasonably valid basis for any such action, suit, investigation or proceeding to be brought.

12.2.6
DISTRIBUTOR understands and acknowledges that, as of the Effective Date hereof, there is no assurance that there is or will be a market for the Products, and DISTRIBUTOR expressly assumes the risk that the Products will be commercially marketable. HHC shall have no liability to DISTRIBUTOR of any kind, [***].

12.2.7
DISTRIBUTOR has been given full and complete access to such requested information and records of HHC as DISTRIBUTOR deemed appropriate to determine its interest and willingness in entering into this Agreement.

12.2.8	DISTRIBUTOR is a pharmaceutical company having the size and position on the market adequate to market, promote, distribute and sell the Products.

13.	ARTICLE 13 - LIABILITIES, INDEMNITIES AND INSURANCE

13.1
DISTRIBUTOR shall be fully liable for and shall defend, indemnify and hold HHC and its Affiliates, officers, directors and employees wholly free and harmless from and against any and all liabilities, damages, losses, costs, taxes, expenses (including reasonable attorneys’ fees and other expenses of litigation and arbitration), claims, demands, suits, penalties, judgements or administrative and judicial orders to the extent arising out of or in any way resulting from any claim, suit or proceeding in any way related to (a) any failure by DISTRIBUTOR and/or its Sub-Contractors to comply with any applicable laws, regulations and/or administrative decision regarding the Marketing Approval and/or the Products; (b) the performance of the development work relevant to the Products as described at Article 5.3 above; (c) any defect in the results of the development work carried out by or on behalf of DISTRIBUTOR as provided at Article 5.3 above; (d) the storage, distribution, sampling, record-keeping, analysis, transfer or sale of the Products; (e) the promotion, advertising and marketing of the Products; (f) misuse of the Know-how, the Patents and the Trademark by DISTRIBUTOR or its SubContractors; (i) failure of any Products supplied hereunder to comply with the applicable approved specifications in the event that such non-compliance (1) could have been detected by DISTRIBUTOR using ordinary diligence trough visual inspection of the Products, as provided at Article 7.6 above, or (2) results from any Products which has been altered, changed, packed or re-packed, processed or otherwise treated other than in strict accordance with HHC’s instructions and specifications; or (i) any negligent or wrongful act or omission and/or any breach by DISTRIBUTOR or by any of its Sub-Contractors of any of DISTRIBUTOR’S obligations, representations and/or warranties hereunder.

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13.2
HHC shall be fully liable for and shall defend, indemnify and hold DISTRIBUTOR and its Affiliates, officers, directors and employees wholly free and harmless from and against any and all liabilities, damages, losses, costs, expenses (including reasonable attorneys’ fees and other expenses of litigation and arbitration), claims, demands, suits, penalties, judgements or administrative and judicial orders, arising out of or in any way resulting from any claim, suit or proceeding in any way related to (a) failure of any Products supplied hereunder to comply with the applicable approved specifications, excluding however any losses, damages, liabilities, costs and expenses resulting from any such non-compliance that (1) could have been detected by DISTRIBUTOR using ordinary diligence through visual inspection of the Products, as provided at Article 7.6 above, or (2) results from any Products which has been altered, changed, packed or re-packed, processed or otherwise treated by DISTRIBUTOR, directly or indirectly, other than in strict accordance with HHC’s instructions and specifications; or (b) any negligent or wrongful act or omission and/or breach by HHC of any of its obligations and/or warranties hereunder and any failure by HHC to comply with any applicable laws, regulations and/or administrative decision regarding the Marketing Approval and/or the Products in the Territory.

13.3
A Party seeking indemnification pursuant to Articles 13.1 and 13.2 (the “Indemnified Party”) shall promptly notify the Party from whom such indemnification is sought (the “Indemnifying Party”) of any claim or action and render all reasonable assistance to the Indemnifying Party in connection with defending such claim or action. The Indemnified Party shall allow the Indemnifying Party to control the defence of any such claim or action; provided that the Indemnifying Party shall keep the indemnified Party informed of the status of such claim or action and shall not settle such claim or action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

13.4
It is understood and agreed that the operation and application of Article 13.3 hereabove is however subject to any right of Sinclair under article 16.3 of the Sinclair Agreement, which is hereby acknowledged and accepted by DISTRIBUTOR.

13.5
DISTRIBUTOR shall be solely responsible towards its customers for handling all matters concerning the Products subject to co-operation with HHC on any recall or other matters that may be injurious to HHC. DISTRIBUTOR shall be responsible for any expired Products, whether stored by DISTRIBUTOR and/or its local distributors or Affiliates or returned by wholesalers, pharmacists, doctors, hospitals to whom said Products have been sold. DISTRIBUTOR shall not be entitled to any replacement of Products nor to any compensation of any kind from HHC in connection herewith. DISTRIBUTOR shall indemnify, defend and hold HHC and its Affiliates, directors, officers and employees wholly free and harmless from and against any and all liabilities, damages, losses, costs, expenses (including reasonable attorneys’ fees and other expenses of litigation and arbitration), claims, demands, suits, penalties, judgements or administrative and judicial orders arising therefrom.

13.6
Each Party shall indemnify and hold the other Party wholly harmless from and against any and all liabilities, damages, losses, costs, expenses (including reasonable attorneys’ fees and other expenses of litigation and arbitration), claims, demands, suits, penalties, judgements or administrative and judicial orders arising out of any behaviour contrary or in excess to the provisions of Article 20.1 hereunder.

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13.7
The sole representations and warranties of each Party with respect to the matter contemplated by this Agreement are expressly set forth (i) in Article 12.1, with regard to HHC, and (ii) in Articles 4.7, 10.3 and 12.2, with respect to DISTRIBUTOR. Without limiting the generality of the foregoing, HHC makes no representation or warranty of any kind, express or implied, of marketability, capacity or fitness for a particular purpose with respect to the Know-how, the Patents and/or the Products and no oral or written representation by or on behalf of HHC shall be interpreted to contain any such warranty. Neither Party nor any of its employees or representatives is authorised to give any warranties or make any representation on behalf of the other Party.

13.8
Notwithstanding any other provision of this Agreement, neither of the Parties shall be liable towards the other for indirect, special, punitive, exemplary, incidental or consequential damages, including without limitation loss of profits or revenues, regardless of whether such damages were foreseeable or not. This clause will however not be applicable in case of breach by DISTRIBUTOR of the limitations of grants and of the non competition obligations stated at Article 2 and in the case of a breach by either Party of the confidentiality and non-use obligations stated at Article 16 of this Agreement.

13.9
Each Party agrees to procure and maintain in full force and effect during the term of this Agreement valid and effective insurance policies in connection with its activities as contemplated herein. In particular, each Party shall maintain coverage with limits of liability which are commercially reasonable in the Territory. Within 5 (five) days of the Effective Date and of each beginning of each policy period, each Party shall provide the other Party with a certificate evidencing the coverage required hereby and the amount thereof, upon request. Such coverage shall be with a reputable insurance company and shall have to be maintained for not less than 10 (ten) years following expiration or termination of this Agreement for any reason.

14.	ARTICLE 14 - THE PATENTS

14.1
DISTRIBUTOR agrees that any Products distributed, promoted, marketed and sold by it will be marked with a notice of patent rights to be provided in due time by HHC, if necessary or required by applicable law to enable the Patents to be enforced to the maximum degree.

14.2
DISTRIBUTOR shall co-operate with HHC as may be reasonably requested by HHC for the purpose of filing for and obtaining patent extensions and supplementary or complementary protection certificates, if available, of the Patents under the relevant applicable laws of the Territory.

14.3
HHC hereby undertakes that it shall use commercially reasonable efforts for the purpose of causing Sinclair to comply with its obligations under the Sinclair Agreement with regard to prosecution, maintenance, defence and enforcement of the Patents in the Territory.

14.4
DISTRIBUTOR shall promptly inform HHC in writing upon its becoming aware of any possible third party infringement of the Patents. HHC shall thereafter promptly report the case to Sinclair in accordance with the relevant provisions of the Sinclair Agreement, for appropriate action by Sinclair and/or HHC. DISTRIBUTOR shall provide assistance, bearing exclusively its own reasonable internal costs (where reasonable internal costs in no event shall exceed 10 FTE days), as may be reasonably requested by HHC.

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14.5
DISTRIBUTOR shall promptly inform HHC in writing upon its becoming aware of any notice or claim that the distribution, promotion, marketing and sale of the Products in the Territory for the Field in accordance with the terms and conditions of this Agreement infringe any third party’s patent rights, or in the event of the commencement of any suit or action for infringement of any such third party’s rights. HHC shall therefore promptly report the case to Sinclair in accordance with the relevant provisions of the Sinclair Agreement, for appropriate action. DISTRIBUTOR shall not settle or compromise any such suit or action without the prior written consent of HHC and shall provide assistance, bearing exclusively its own reasonable internal costs (where reasonable internal costs in no event shall exceed 10 FTE days), as may be reasonably requested by HHC.

14.6
DISTRIBUTOR shall fully co-operate with HHC in connection with any action or proceeding relating to the validity of the Patent, including if required being joined as a necessary party to such action or proceeding.

15.	ARTICLE 15 - THE SINCLAIR AGREEMENT

15.1
DISTRIBUTOR acknowledges that (i) it has received and reviewed a redacted copy of the Sinclair Agreement, and (ii) understands that the rights granted to it by HHC in this Agreement derive from the Sinclair Agreement and are subject to the terms thereof, to the extent disclosed to DISTRIBUTOR.

15.2
During the term of this Agreement, HHC agrees to comply in all material respects with its obligations under the Sinclair Agreement to the extent necessary to preserve its rights in the Territory thereunder, except to the extent that such compliance is dependent upon DISTRIBUTOR.

15.3
DISTRIBUTOR acknowledges and agrees that (i) HHC has acquired all of its right and interest in and to the Products pursuant to the Sinclair Agreement and that any and all rights that DISTRIBUTOR is acquiring pursuant to this Agreement are subject to, in all cases, the Sinclair Agreement, and [***].

16.	ARTICLE 16 - CONFIDENTIALITY AND ANNOUNCEMENTS

16.1
Each Party shall treat as strictly confidential the Know-how, Improvements and/or any information and/or document received and/or generated hereunder or in connection with the transactions contemplated by this Agreement not generally known to the trade, including but not limited to non-public information relating to the Patents as well as the results of the development work performed hereunder (all hereinafter referred to as the Information) and shall use it solely for the purpose of and in accordance with this Agreement. Either Party shall not make such Information available to any third party, except to competent government agencies to which it will be essential and/or mandatory to disclose such Information in view of the Marketing Approval, and in this case (a) strictly to the extent requested by said agencies and (b) only upon exercise of its best efforts to cause said agencies to maintain confidentiality thereof.

Prior to the publication or presentation of any information or data arising from the activities described at Article 5.3 above, DISTRIBUTOR shall submit to HHC a summary of the proposed publication or presentation at least sixty (60) days prior to the submission thereof for publication or presentation. The purposes for such prior submission are: (i) to provide HHC with the opportunity to review and comment on the contents of the proposed publication or presentation, and (ii) to identify any Information to be deleted from the proposed publication or presentation. Any said publication or presentation may however be made only upon the prior written consent of HHC, which consent may be withheld by HHC in its sole and absolute discretion.

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DISTRIBUTOR shall send HHC copies of all publications related to the Products of which DISTRIBUTOR becomes aware within 15 (fifteen) days from the date of coming into DISTRIBUTOR’S possession.

16.2
The Information shall only be made available to such employees of each Party who are directly and necessarily involved in the authorised use of Information, to the extent strictly necessary to perform their duties and obligations hereunder and who are subject to confidentiality and non- use obligations no less stringent than those provided for herein.

16.3
Notwithstanding expiration or termination of this Agreement for any reason, these confidentiality and non-use obligations shall continue until the Information has become generally known to the public, provided however that nothing contained herein shall in any way restrict or impair the right of of either Party to use, disclose or otherwise deal with Information which such Party can demonstrate to to the other by clearly convincing documentation:

16.3.1	is or hereafter becomes part of the public domain through no act or omission of the receiving Party, its employees, Affiliates and/or, with respect to DISTRIBUTOR, any of its Sub-Contractors, or

16.3.2	receiving Party was in lawful possession of prior to receipt of the Information from the disclosing Party, or

16.3.3
previously was, or at any time hereafter is, provided to receiving Party by a third party having the right to do so and which did not originate, directly or indirectly, from the disclosing Party and/or from HHC’s licensors under the Sinclair Agreement, or

16.3.4
at the time of disclosure, was known by receiving Party or an Affiliate or, with respect to DISTRIBUTOR, by any of its Sub-Contractors, or after disclosure was independently developed by receiving Party, an Affiliate or, with respect to DISTRIBUTOR, by any of its Sub-Contractors without use of the Information.

17.	ARTICLE 17 - FORCE MAJEURE

17.1
If the performance of this Agreement is prevented or restricted by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, the Party so affected shall be released for the duration of the force majeure, or such other period agreed between the Parties as being reasonable in all circumstances, from its contractual obligations directly affected by the force majeure, provided that the Party concerned shall:

17.1.1	give prompt notice in writing to the other Party of the cause of force maj eure;

17.1.2	use commercially reasonable efforts to avoid or remove such cause of nonperformance;

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17.1.3	continue the full performance of this Agreement as soon as such cause is removed.

17.2
The Parties shall take all reasonable steps to minimise the effects of force majeure on the performance of this Agreement and shall, if necessary, agree on appropriate measures to be taken. Should the force majeure continue for more than 6 (six) months, then the other Party shall have the right to terminate this Agreement forthwith.

17.3	Notwithstanding anything contained in this Article 17, obligations to pay money are never excused by force majeure.

18.	ARTICLE 18 - TERM

18.1
This Agreement comes into force at the Effective Date hereof. Unless terminated earlier pursuant to the provisions hereof and subject to the validity of the Sinclair Agreement, it shall remain in force for a period of 10 (ten) years from the Effective Date.

19.	ARTICLE 19 - TERMINATION

19.1
Each of the Parties reserves the right to terminate this Agreement in case of any material or persistent breach of any of the terms and conditions of this Agreement by the other Party. The defaulting Party shall be given in writing a 60 (sixty)-day period, except as otherwise specifically provided in this Agreement, to fulfil its obligations hereunder and, if after such period it is still in breach of the Agreement, the other Party shall have the right to terminate this Agreement by written notice to the defaulting Party.

19.2
This Agreement shall terminate automatically and without further action by either Party if HHC or DISTRIBUTOR shall become insolvent or shall make an assignment for the benefit of creditors or become involved in receivership, bankruptcy or other insolvency or debtor relief proceedings, or any similar proceedings, or in proceedings, voluntary or forced, whereby the Party involved is limited in the free and unrestrained exercise of its own judgement as to the carrying out of the terms of this Agreement. The Parties intend that upon HHC’s termination of this Agreement pursuant to this Article 19.2, all rights granted hereunder to DISTRIBUTOR shall be terminated and revert to HHC.

19.3
HHC reserves the right to terminate this Agreement by giving DISTRIBUTOR 30 (thirty) days advance notice in writing, in the event that the ownership or control (as such term is defined at Article 1.2 hereabove) of DISTRIBUTOR or of a legal entity directly or indirectly owning or controlling DISTRIBUTOR is transferred (whether by merger, consolidation, reorganisation, take-over, change in the ownership of the share capital or otherwise, or in case of sale to a legal entity of all or substantially all of the assets of DISTRIBUTOR’s business or of the assets to which this Agreement relates) to a legal entity [***]. Details of any such changes in ownership or control or of any such sale shall be notified by DISTRIBUTOR to HHC at least 30 (thirty) days prior to completion of such changes or sale.

19.4	HHC shall have the right to terminate this Agreement by giving [***] advance notice in writing to DISTRIBUTOR if DISTRIBUTOR [***].

19.5
(i) HHC shall have the right to terminate this Agreement upon [***] written notice to DISTRIBUTOR if DISTRIBUTOR [***]; or upon [***] written notice to DISTRIBUTOR if DISTRIBUTOR [***].
(ii) Either Party shall have the right to terminate this Agreement by written notice to the other Party if the other Party or any of its agents, employees, Affiliates or, with respect to DISTRIBUTOR, also any of its Sub-Contractors breaches the confidentiality and/or non use obligations provided for in Article 16 hereabove.

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19.6
Without limiting the generality of the foregoing, termination or expiration of this Agreement for any reason shall not extinguish any existing claims either of the Parties may have for indemnification and shall not preclude either of the Parties from pursuing any claim for indemnification such Party otherwise may have to the extent that the circumstances giving rise to such claim arose prior to, on or after the date of termination or expiration.

19.7	Upon expiration or termination of this Agreement for any reason, DISTRIBUTOR shall:

19.7.1	subject to Article 19.7.4 hereunder, promptly cease any use and/or exploitation of the Marketing Approval;

19.7.2	subject to Article 19.7.4 hereunder, promptly cease any use of the Trademark and Patents and not hold itself out as a distributor of the Products;

19.7.3
subject to Article 19.7.4 hereunder, promptly terminate using the Know-how, the Improvements and the results of the development work carried out in accordance with Article 5.3 hereabove and return or deliver all such materials to HHC without retaining copies, notes, summaries or translations thereof;

19.7.4
promptly terminate distributing, promoting, marketing and selling the Products onto the market, provided that it shall have, except in case of termination in accordance with Article 4.5 hereabove, a three-month period to sell its existing stock of Products, subject to payment of royalties hereunder. Any stock remaining or returned goods at the expiry of said three months period shall be destroyed by DISTRIBUTOR at DISTRIBUTOR’S expenses, unless otherwise directed by HHC.

20.	ARTICLE 20 - MISCELLANEOUS

20.1
Independent contractor status - The status of HHC and DISTRIBUTOR under the business arrangement established by this Agreement is that of independent contractors. DISTRIBUTOR shall perform as an independent contractor in relation to both HHC and DISTRIBUTOR’S customers and, accordingly, DISTRIBUTOR shall purchase the Products from HHC or HHC’s nominee and resell them to its customers in its own name and for its own account. DISTRIBUTOR has no authority whatsoever to act as an agent or representative of HHC nor any authority or power to contract in the name of or create any liability against or otherwise bind HHC in any way for any purpose, nor shall HHC have such authority or power to so bind DISTRIBUTOR.

20.2
Exclusion of compensation for DISTRIBUTOR upon expiration or termination - DISTRIBUTOR hereby expressly waives any right, to the fullest extent admissible under applicable law, relating to compensation for any loss of distribution rights, loss of goodwill or any similar loss, as well as compensation or indemnity for any goodwill which may accrue to HHC as a consequence of the termination or expiration of this Agreement for any reason, except if HHC is in material or persistent breach of its obligations under this Agreement.

20.3
Notices - All reports, notices and communications given or made pursuant to this Agreement by one Party to the other shall be validly given or made for all purposes, in the absence of acknowledgement of receipt, on the date of mailing if mailed by registered airmail or by international courier to the addressee Party at the following addresses, respectively:

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HELSINN HEALTHCARE SA
P.O. BOX 357
6915 Pambio-Noranco
SWITZERLAND
For the attention of the Legal Affairs Division

DARA BIOSCIENCES, INC.
8601 Six Forks Road
Suite 160
Raleigh, NC 27615
United States of America
For the attention of Mr. David Benharris, Vice President, Sales, Marketing and Business Development

20.4	Binding Effect - Subject to the provisions of Articles 2.1 and 20.7 herein, this Agreement shall inure to the benefit of, and be binding upon, the respective successors of the Parties.

20.5
Waiver - The failure of a Party to insist upon strict performance of any of the terms and conditions of this Agreement by the other Party shall not constitute a waiver of any of the provisions hereof and no waiver by a Party of any of said terms and conditions shall be deemed to have been made unless expressed in writing and signed by such waiving Party.

20.6	Interpretation

20.6.1	The language of this Agreement is English. No translation into any other language shall be taken into account in the interpretation of the Agreement itself.

20.6.2	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

20.6.3	Where appropriate, the terms defined in Article 1 hereabove and denoting a singular number only shall include the plural and vice versa.

20.6.4	References to any law, regulation, statute or statutory provision includes a reference to the law, regulation, statute or statutory provision as from time to time amended, extended or re-enacted.

20.7
Assignment - This Agreement and the licences and other rights conferred upon DISTRIBUTOR under this Agreement are personal to DISTRIBUTOR and cannot be transferred, sublicensed, assigned or otherwise disposed of (by operation of law or otherwise) by DISTRIBUTOR without the prior, written authorisation of HHC, which authorisation HHC may withhold in its sole and absolute discretion. Notwithstanding the above, HHC hereby authorizes the assignment of this Agreement to a third party, subject to the terms and conditions set forth in Article 19.3 hereabove. HHC cannot assign or transfer, in whole or in part, this Agreement to any third party without the prior, written authorisation of DISTRIBUTOR, which authorisation shall not be unreasonably withheld or delayed.

20.8
Statements to the Public - Neither HHC nor DISTRIBUTOR shall make or procure or permit the making of any announcement or statement to the public with respect to this Agreement, its subject matter or any ancillary matter without the prior consent of the other Party, which consent shall not be unreasonably withheld, subject to any applicable regulatory and/or stock exchange requirements.

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The wording and the timing of any press release or of any other announcement and/or statement to the public shall have to be agreed upon in advance between the Parties.

20.9
Expenses - Unless specifically and expressly provided for to the contrary in this Agreement, each of the Parties shall bear its own expenses incurred in connection with the performance of this Agreement.

20.10
Survival - The following provisions shall survive expiration or termination of this Agreement for any reason: 1,3.3, 3.4, 4.3,4.4, 4.5, 4.9, 4.11,6.7, 6.10, 10.12, 11.1, 12, 13, 16, 19.6, 19.7, 20.1, 20.2, 20.3, 20.5, 20.6, 20.8, 20.10 and 22.

21.	ARTICLE 21 - APPENDICES

21.1	The following Appendices shall be an integral part of this Agreement:

Appendix 1: Products
Appendix 2: List of Know-How Items
Appendix 3: Patents
Appendix 4: Post Marketing Approval Regulatory Activities
Appendix 5: Adverse Events Reporting
Appendix 6: Price
Appendix 7: Promotion and Marketing Activities

22.	ARTICLE 22 - LAW TO GOVERN AND ARBITRATION

22.1
This Agreement shall be governed by and construed in accordance with the law of Switzerland. The Parties agree to exclude the application of the UN Convention on the International Sales of Goods (CISG) to this Agreement.

22.2
Any dispute which may arise between the Parties in connection with this Agreement, which cannot be settled amicably, shall be submitted to arbitration for final decision. The arbitration shall be conducted under the Rules of Arbitration of the International Chamber of Commerce.

22.3	The arbitration proceedings shall be held in English language in London, United Kingdom.

22.4
The arbitral tribunal shall consist of three arbitrators. Each Party is entitled to nominate one arbitrator. If, within one month after request for arbitration by one Party, the other has not yet appointed an arbitrator, such arbitrator shall be appointed by the International Court of Arbitration of the International Chamber of Commerce on request of the first Party. The two arbitrators shall nominate the chairman of the arbitral tribunal. If they cannot come to terms within one month, the president of the arbitral tribunal shall be nominated by the International Court of Arbitration of the International Chamber of Commerce, on request of the more diligent Party.

22.5	The chairman of the arbitral tribunal shall be a lawyer qualified to practise and currently practising as an attorney-at-law or as a judge.

22.6	The arbitrators shall not have the power to award or assess punitive damages against either Party.

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23.	ARTICLE 23 - ENTIRETY OF AGREEMENT AND SEVERABILITY

23.1
This Agreement supersedes all prior agreements and understandings, whether oral or written, made by either Party or between the Parties and constitutes the entire Agreement of the Parties with regard to the subject matter hereof. It shall not be considered extended, cancelled or amended in any respect unless done so in writing and signed on behalf of the Parties hereto.

23.2
The Parties hereby expressly state that it is the intention of neither Party to violate any rule, law and regulations. If any provision of this Agreement is rendered invalid or unenforceable, the Parties agree to renegotiate such provision in good faith and to replace it with valid and enforceable provisions in such a way as to reflect as nearly as possible the intent and purpose of the original provision.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorised officers.

For and on behalf of HELSINN HEALTHCARE SA	For and on behalf of DARA BIOSCIENCES, INC.
/s/ Riccardo Braglia	/s/ David J. Drutz
Riccardo Braglia	David J. Drutz
CEO & Managing Director	Chief Executive Officer

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I.	FIRST APPENDIX

To an Agreement between HELSINN HEALTHCARE SA and DARA BIOSCIENCES, INC. dated 7th September 2012.

PRODUCTS

1.	“GELCLAIR®” box (3-colour print) containing 15 sachets (3-colour print) of 15ml each, inclusive of leaflet, ready for distribution;

2.	“GELCLAIR®” box (3-colour print) containing 4 sachets (3-colour print) of 15ml each, inclusive of leaflet, ready for distribution, to be used by DISTRIBUTOR as free medical sample.

3.	Other pack sizes or Product presentations, as well as all relevant terms and conditions, may be mutually agreed between the Parties in writing.

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II.	SECOND APPENDIX

To an Agreement between HELSINN HEALTHCARE SA and DARA BIOSCIENCES, INC. dated 7th September 2012.

LIST OF KNOW-HOW ITEMS

[***]

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III.	THIRD APPENDIX

To an Agreement between HELSINN HEALTHCARE SA and DARA BIOSCIENCES, INC. dated 7th September 2012.

PATENTS

Title:	Compositions and methods for the treatment or prevention of inflammation
Holder:	Sinclair Pharmaceuticals Ltd., U.K., exclusive licence granted to Helsinn Healthcare SA, Switzerland.
Priority:	28.07.2000 Italy
Patent Number:	US 6,828,308 granted on 07.12.2004
Expiry Date:	18.07.2021

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IV.	FOURTH APPENDIX

To an Agreement between HELSINN HEALTHCARE SA and DARA BIOSCIENCES, INC. dated 7th September 2012.

POST MARKETING APPROVAL REGULATORY ACTIVITIES

HHC shall perform the post Marketing Approval regulatory activities connected with the Marketing Approval as required by the applicable laws and regulations of the Territory.

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V.	FIFTH APPENDIX

To an Agreement between HELSINN HEALTHCARE SA and DARA BIOSCIENCES, INC. dated 7th September 2012.

ADVERSE EVENTS REPORTING

See enclosed document.

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PROCEDURE FOR GELCLAIR POST MARKETING SURVEILLANCE, ADVERSE EVENTS AND OTHER SAFETY DATA EXCHANGE, NOTIFICATION AND REPORTING BETWEEN HELSINN HEALTHCARE SA AND DARA BIOSCIENCES, INC.

1 - PURPOSE

1.
The purpose of this procedure is to describe the rules and define the responsibilities which HELSINN HEALTHCARE SA (hereinafter called “HHC”) with DARA BIOSCIENCES, INC. (hereinafter called “Distributor”), will employ to ensure that adverse events notification in the Territory and reporting requirements for the marketed Class II medical device GELCLAIR, a bioadherent oral gel for the management of painful lesions (“the Product”), meet current applicable health agency regulations and guidelines.

2.
These procedures describe the system for the notification and evaluation of events occurring following the use of GELCLAIR. These procedures may be amended by the Parties at any time by mutual written agreement (signed and dated) to ensure that they fully and accurately reflect the procedures in place by the Pharmacovigilance departments of the Parties and comply with applicable laws and regulations in the countries in which the Product is marketed. In that regard, upon the written request of either Party, the Parties shall meet to renegotiate in good faith, all or some of these procedures.

3.
All adverse events should be available in one single location. DISTRIBUTOR agrees that worldwide safety data/cases relevant to the Product are kept and collected at Helsinn Corporate Drug Safety (hereinafter called “HHC-CDS”), which represents the reference global safety database (ARGUS® Safety Database). Direct access to the global safety database will not be granted to DISTRIBUTOR. However, upon DISTRIBUTOR’S request, HHC-CDS shall promptly send to DISTRIBUTOR the safety-related information concerning the Product that is contained in the worldwide safety database and is needed by DISTRIBUTOR. HHC-CDS will timely submit to DISTRIBUTOR all safety data that have to be forwarded to Health Authorities according to the European and local legislation.

4.
The parties agree to inform the local Health Authorities that DISTRIBUTOR acts as the local distributor of Helsinn. DISTRIBUTOR undertakes to designate a PV- Manager responsible for the transmission of the safety data to the local regulatory authority of the Territory as required by the local legal and regulatory rules for adverse events reporting. His/her name is listed in chapter 8 (Address & Primary Contacts). Any change in this position shall be notified in writing (e.g. by email) to HHC-CDS within 15 calendar days. Such notification does not need a formal amendment to the main agreement.

5.	DISTRIBUTOR is responsible to convey to HHC-CDS and local regulatory authority of the Territory, according to the time frame set in this procedure, all safety data relevant to the PRODUCT.

6.
HHC-CDS and DISTRIBUTOR promptly shall report to each other any change in applicable legislation or regulations or to the terms of a marketing authorization or approval of which they become aware that might alter their obligations under this procedure.

7.
Helsinn accepts that DISTRIBUTOR herewith entrusts its affiliated companies or Sub-Licensees to perform parts of the tasks outlined in this Pharmacovigilance Agreement between Helsinn and DISTRIBUTOR. DISTRIBUTOR will keep Helsinn informed on delegating tasks to any affiliated company or Sub-Licensees. DISTRIBUTOR is responsible of making sure that this workflow is working properly.

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2- DEFINITIONS

The terms used in this Agreement shall have the official meanings or definitions as provided by and as further defined or modified by the Applicable Law and Regulatory Authority.

“Applicable Law” means the applicable laws, rules, regulations, including any guidelines or other requirements of any Regulatory Authority in the relevant country of any Territory, and industry guidelines or codes of conduct, that may apply to the review and analysis of reportable adverse events, the reporting of adverse events to Regulatory Authorities and the maintenance of records relating to the safety of the Product.

The “Manufacturer” is the natural or legal person with responsibility for the design, manufacture, packaging and labeling of a device before it is placed on the market under his own name, regardless of whether these operations are carried out by that person himself or on his behalf by a third party (Article 1, 2(f) of Council Directive 93/42/EEC).

The “Competent Authority” is the local national authority with responsibility for Medical Device Vigilance.

“Corrective Action” includes, but is not limited to, device recall, issue of advisory notes, additional surveillance/modification of devices in use, modification of design (formulation) or changes to instruction for use.

A “Reportable Event” is defined as an event that might lead or has led to the death of a patient, user or other persons or to a serious deterioration of their state of health. It can include a fatality, a life-threatening condition, persistent or permanent impairment of a body function or damage to a body structure, a condition necessitating medical or surgical intervention to prevent persistent or permanent impairment of a body function or damage to a body structure.

Reportable adverse events in medical devices may arise due to:
■     Shortcomings in the design or manufacture of the device itself
■     Inadequate instruction for use
■     Inadequate servicing and maintenance
■     Locally initiated modifications or adjustments
■     Inappropriate user practice
■     Inappropriate management procedures
■     Inappropriate environment in which a device is used or stored
■     Selection of the incorrect device for the purpose

This list is not definitive and each case should be handled individually.

3 - COORDINATION RELATING TO PROCEDURE Initial report
The three basic reporting criteria to consider an event to be reportable are:
-	an event has occurred,
-	the device is suspected to be a contributory cause of the adverse event,
-	the event led, or might have led to death or to a serious deterioration in the state of health of a patient, user or other person.

A serious deterioration in state of health includes:
-	life-threatening illness;
-	permanent impairment of a body function or permanent damage to a body structure;
-	a condition necessitating medical or surgical intervention to prevent life threatening illness and permanent impairment/damage of a body function/structure
-	any indirect harm as a consequence of an incorrect diagnostic when used within Manufacturer’s instructions

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-	fetal distress, fetal death or any congenital abnormality or birth defects

In assessing the link between the device and the adverse event, the following should be taken into account:
-	the opinion, based on available evidence, of healthcare professionals;
-	the results of the manufacturer’s own preliminary assessment of the event;
-	evidence of previous, similar events;
-	other evidences held by the manufacturer.

Those events involving particular issues of significant public health concern as determined by the relevant Competent Authority should be reported regardless of exemption criteria. At the same time, those events which are subject to an exemption become reportable to the Competent Authority if a change in trend (usually an increase in frequency) or pattern is identified.

Within two (2) calendar days after receipt of notice of a Reportable Event for the Product, irrespective of the source, DISTRIBUTOR shall send to HHC-CDS all the clinically relevant information in English using standard reporting forms with DISTRIBUTOR reference number, including the source documents redacted as necessary. Transmission will be done by e-mail, fax or other agreed/approved electronic system unless the volume of pages is deemed too large for reasonable fax transmission in which case the full set of source documents will be sent by overnight courier service to HHC-CDS who will confirm receipt of documents within one (1) business day. If confirmation is not received the case will be retransmitted the following business day. If Saturday, Sunday or a public holiday is the Date of First Receipt, the case has to be reported on the next business day.

DISTRIBUTOR shall transmit to HHC-CDS the copy of any safety report relating to the Product within two (2) business days following its submission to local authority.

In case of any technical reason or deterioration in the characteristics and/or performance of the Product, as well as any inadequacy in the labelling or the instructions for use DISTRIBUTOR should inform HHC-CDS or HHC-QA or HHC Regulatory Dept.

HHC-CDS is responsible for the preparation of event reports in English, which will be sent electronically to DISTRIBUTOR.

Reportable Event forms will be transmitted electronically to DISTRIBUTOR within 5 (five) calendar days from the date of notification to HHC-CDS, to be forwarded by DISTRIBUTOR to the local Competent Authorities. In case of serious public health threat HHC-CDS will coordinate its reporting activities with DISTRIBUTOR, in order to maintain the regulatory timelines for reporting.

HHC and DISTRIBUTOR shall use English to communicate under and transmit information to one another pursuant to this procedure.

Follow-up
DISTRIBUTOR shall diligently follow up reports of the Product in compliance with applicable laws and regulations. Follow-up information will follow the same timelines and mechanism as initial information noted above and will include the receipt date for the follow-up information.

Final Report
There should be a final report, prepared by HHC-CDS, provided to DISTRIBUTOR for notification to the Competent Authority in the Territory which is a written statement of the outcome of the investigation.

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The Competent Authority after receiving the final report may take actions, for example:
-	no action;
additional surveillance or follow-up of devices in use;
-	dissemination of information to users, e.g. by advisory notice;
-	corrective action on future production;
-	corrective action on devices in use;
-	product recall.

The Manufacturer will implement all necessary corrective actions in due time and without any delay.

Regulatory Query
DISTRIBUTOR shall notify HHC-CDS of any safety related regulatory queries promptly. HHC-CDS will provide the necessary data and will prepare an appropriate report together with DISTRIBUTOR. The exception shall be administrative requests for information related to a single specific case (e.g. an Individual Case Safety Report).

4 - RECORDS

1.	Each Party shall establish and maintain the following files:
(a)
Sufficient policies and standard operating procedures relating to the collection of information relating to adverse events for the Product, the following up of events information and the maintenance of records relating to events for the Product;

(b)	List of the personnel involved in the safety surveillance of the product, and records of training of the personnel related to the Product safety;
(c)	Records of its efforts to obtain information relating to adverse events for the Product;
(d)	Electronic copies of all paper copies related to a case as well as a suitable back-up of all electronic data will be maintained by DISTRIBUTOR, to guarantee recovery of data in case of disaster;
(e)	Retention of all safety records shall be in accordance with all applicable laws, regulations and guidelines and will be for a period of at least twenty- five years.

2.
Each Party shall make the records described in the above paragraphs normally available to the other Party and to any third party designated by it and acceptable to the other Party, and shall provide copies of these records to HHC-CDS, DISTRIBUTOR or any third party designated by them and acceptable to the other Party within seven 7 (seven) business days of receiving a request for such records.

5 - TRAINING

Each Party shall ensure that its personnel are trained, within a reasonable period following execution of the Agreement, as necessary to ensure compliance with this procedure.

6 - VERIFICATION OF COMPLIANCE

Audit Activities
Each Party and any designated third party, who is acceptable to the other Party, shall have the right to audit the other Party. The Parties need the right to audit all device- related vigilance activities, data processing and transmission in the Drug Safety Dept. of the other Party in order to monitor the compliance with the agreed procedures. This activity is to be done in accordance with the relevant provisions of the Agreement.

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7 - LITERATURE REVIEW

1.
HHC-CDS will be responsible for reviewing published/unpublished articles obtained as per Standard Operating Procedures. All adverse events identified in the literature will be processed as described in the above sections of this document. Literature articles will be supplied to DISTRIBUTOR upon request.

2.	DISTRIBUTOR will forward any literature related to the Product that comes to its attention to HHC-CDS.

8-ADDRESS

Reference address for any safety notifications/transmissions is the following:

CORPORATE DRUG SAFETY
Research & Development Division
Helsinn Healthcare SA, P.O. Box 357, 6915 Pambio-Noranco (Lugano)
Corporate Drug Safety Unit Fax number
+41 91 985 21 71
Corporate Drug Safety Unit e-mail
drug-safety@helsinn.com

For DARA (Starting October 2012)
SafetyCall
3600 American Boulevard, Suite 725 Bloomington, MN 55431
855-830-0242

HELSINN HEALTHCARE SA	DARA BIOSCIENCES, INC.
Diana Koprivec, MD, PhD Phone: +41 91 985 19 57 dko@helsinn.com	Linda Jett, MSN RN Phone: +1 919-861-0232 ljett@darabio.com

Chiara Sassi Phone:+41 91 985 21 21 csa@helsinn.com	David Drutz, MD Phone: +1 919-861-0222 ddrutz @ darabio.com

Mario Bertazzoli, MD Head of Corporate Drug Safety +41 91 985 21 21 bm@helsinn.com	Mike Radomsky, PhD Phone: +1 415370-1139 mradomsky @ darabio.com

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VI.	SIXTH APPENDIX

To an Agreement between HELSINN HEALTHCARE SA and DARA BIOSCIENCES, INC. dated 7th September 2012.

PRICE

1.	Product No. 1 (box containing 15 sachets of 15 ml each): [***].
2.	Product No. 2 (box containing 4 sachets of 15ml each, to be used by DISTRIBUTOR as free medical sample): [***].

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VII.	SEVENTH APPENDIX

To an Agreement between HELSINN HEALTHCARE SA and DARA BIOSCIENCES, INC. dated 7th September 2012.

PROMOTION AND MARKETING ACTIVITIES

A.	Market environment
1.	Market definition and characteristics
2.	Main competitors (brand, active ingredient, marketing company, year of introduction, strength and pack size, ex-factory price, daily therapy cost in ex-factory price)
3.	Marketing mix of main competitors
4.	Key issues on market and competitive scenario

B.	Marketing strategy
1.	SWOT (Strengths, Weaknesses, Opportunity, Threats) analysis
2.	Products positioning
3.	Main point in your marketing strategy
4.	Sales force size, target audience and sales force coverage of target audience and related expenditures
5.	Main tactics
6.	Marketing expenses
7.	Pricing issues
8.	Phase 4 clinicals trials: protocols, timing

C.	Sales forecast
1.	5-year sales projection in value and units
2.	Market share

D.	Profit and Loss Analysis tvalue and %)
1.	Gross sales, cost of goods, royalties, Net Sales

E.	Final considerations
1.	Opportunities and critical issues for product launch
2.	Regulatory matters
3.	Future needs